Exhibit 10.5

ALTEVA, INC.

RESTRICTIVE COVENANT AGREEMENT

By this Restrictive Covenant Agreement (the “Agreement”), effective November 12, 2014 (the “Effective Date”), Alteva, Inc., a New York corporation (the “Company”) and [Executive] (“Executive”), agree as follows:

1.                                      Confidentiality.  Executive understands that Executive will receive Confidential Information (defined below) during Executive’s employment with the Company, and agrees to take all reasonably necessary steps to safeguard and protect such Confidential Information against improper disclosure or misuse.  “Confidential Information” means information belonging to the Company and not generally known to the public, including, without limitation: (a) information concerning the business or affairs of the Company, (b) trade secrets and intellectual property, (c) development or marketing strategy concerning Company products or services, (d) fees, costs and pricing structures, (e) proprietary databases, (f) accounting and business methods, (g) vendor or client lists and information, (h) proprietary software, code, or networking technology, and (i) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data; provided that Confidential information shall not include information that is generally known by the public at the time of disclosure to the Executive if such disclosure is through no direct or indirect fault of the Executive or persons acting on Executive’s behalf; and provided further that Executive shall be free to communicate, if necessary to exercise Executive’s legal rights, with any government agency, including, without limitation, the U.S. Equal Employment Opportunity Commission and analogous agencies.

2.                                      Return of Property.  Upon termination of Executive’s employment or at any time the Company requests, Executive agrees to return all Company property and copies thereof, including Confidential Information, in Executive’s possession or control, regardless of where or how it is stored.  If Executive is ever compelled to produce Confidential Information under court order or other process, Executive will give the Company notice, provide the Company an opportunity to object, and will not disclose any more Confidential Information than is absolutely required to comply with any lawful request.

3.                                      Non-Competition.  During Executive’s employment and for one year following the termination of Executive’s employment with the Company (the “Separation Date”) Executive will not: (a) accept employment with, serve as a consultant for, perform services for, or otherwise carry on business for any entity engaged in the Business (defined below) within the Restricted Territory, where Executive provides such employment or service either in a capacity similar to Executive’s Role with the Company or in a capacity that will likely require Executive to use or rely on Confidential Information; or (b) directly or indirectly own, operate, manage, control, or participate in the ownership, operation, or control of any Restricted Company that does business in the Restricted Territory (defined below),  provided that nothing in this Section prohibits Executive from passively owning up to five percent (5%) of the outstanding stock of a publicly traded corporation that competes with the Company, so long as Executive is not active in the management or operations of such corporation.  “Business” means any business providing cloud-based or traditional telecommunications services to businesses or consumers.  “Restricted Territory” means (x) any jurisdiction in which the Company operates the Business, (y) any jurisdiction where the Company has actively solicited customers and (z) any jurisdiction in which the Company has planned for or seriously considered doing business as evidenced by documented sales and marketing plans, in each case, during the Executive’s employment with the Company.

4.                                      Customer Non-Solicitation.  During Executive’s employment and for one year following the Separation Date, Executive will not directly or indirectly contact, solicit, or do business with any customer of the Company with whom Executive worked or had contact while employed by the Company, for the purpose of causing, inviting or encouraging such customer to do business with another entity or to cease doing business with the Company.

5.                                      Employee Non-Solicitation.  During Executive’s employment and for one year following the Separation Date, Executive will not directly or indirectly contact, solicit, recruit or hire any employee of the Company with whom Executive worked or had contact for the purpose of causing, inviting, or encouraging any such employee to alter or terminate his or her employment or business relationship with the Company.

6.                                      Acknowledgments; Injunctive Relief.  Executive agrees that the restrictions contained in this Agreement are reasonable and necessary and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests.  Executive acknowledges that: (a) the Company is engaged in the Business has a protectable business interest in its Confidential Information, customers, suppliers and employees; (b) solely as a result of Executive’s employment with the Company, Executive has had and will have access to and familiarity with those protectable business interests; (c) Executive has received good and adequate consideration for the covenants of this Agreement, in that the Executive is highly compensated, has been given employment as an executive with the Company, and has received equity compensation, eligibility for severance compensation, and other employment benefits; and (d) the restrictions of this Section are reasonable in scope because Executive has operated and will operate on the Company’s behalf throughout the Restricted Territory.  Accordingly, Executive agrees that, if Executive breaches this Agreement, the Company will be irreparably harmed and entitled to an injunction restraining any breach, as well as its attorneys’ fees, costs, expenses in seeking the injunction, and all other rights to which it is entitled.  The period of time during which Executive is subject to this Agreement shall be extended for that amount of time Executive is in breach of it.

7.                                      Subsequent Employment.  For a period of twelve (12) months following the Separation Date, Executive will: (a) prior to commencing employment with any new employer (“New Employment”), inform the Company of Executive’s job duties for the new employer, as well as the new employer’s name, address and telephone number; and (b) deliver a copy of this Agreement to any such new employer.  Should the Company determine that the New Employment would violate Section 3 of this Agreement, it shall object to the New Employment in writing, and if the parties cannot resolve the Company’s objection, they shall submit to a neutral third party (the “Neutral”) the question whether the New Employment would violate Section 3, and the Neutral’s decision shall be binding, provided that if Executive begins the New Employment before the Neutral issues a decision, the Company shall have all rights to seek judicial relief of any kind.

8.                                      Proprietary Rights.

(a)                                 Executive acknowledges that all Work Product (defined below) and Intellectual Property Rights (defined below) shall be the sole and exclusive property of the company.  “Work Product” means all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever that Executive produces, authors, amends or reduces to practice Executive’s employment that relates to the business or contemplated business, research or development of the Company, and any copies thereof. “Intellectual Property Rights” means all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights in the Work Product arising in any jurisdiction throughout the world, and all related rights of priority under international conventions.

(b)                                 Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company.  To the extent that the foregoing does not apply, the Executive irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein.

(c)                                  During and after Executive’s employment, Executive agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company the Work Product and an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same.  Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request.  The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

9.                                      Governing Law and Venue.  Executive and the Company agree that the venue of any disputes concerning or related to Executive’s employment or this Agreement will be New York.  The parties agree that this Agreement is governed by the laws of New York, without regard to principles of conflict of laws of New York or any other jurisdiction.

10.                               Severability.  Should any provision of this Agreement be enforceable only if modified, or if any portion of this Agreement shall be held unenforceable and thus severed, such modification or severance shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  Any court of competent jurisdiction is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

11.                               Assignment.  This Agreement is personal to Executive and Executive may not assign it.  The Company may assign it to any assign or successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

12.                               Headings.  Section headings used in this Agreement are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

13.                               Entire Agreement.  This Agreement and the documents referred to in it constitute the entire agreement between Executive and the Company concerning the subject matter herein.  Neither Executive nor the Company may amend this Agreement without the written consent of the other.

ALTEVA, INC.

By:
Name:
Title:

[Executive]:

[Executive]